UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

___________________________

Definitive Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

___________________________

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[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

TEMPCO, INC.

(Name of Registrant Specified in Charter)

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[ ]	Fee paid previously with preliminary materials

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INFORMATION STATEMENT

Tempco, Inc.

7625 East Via Del Reposo

Scottsdale, AZ 85258

September 1, 2011

Dear Stockholder:

This Information Statement is being distributed to notify the shareholders of record of Tempco, Inc., a Nevada corporation (“we”, “us”, “our”, the “Company” or “Tempco”), that our Board of Directors has approved and recommended to our shareholders, and shareholders holding a majority of the aggregate voting power of our Common Stock, par value $.005 per share (“Common Stock”) have adopted:

1.          An Amendment to the Company’s Articles of Incorporation to increase the authorized Common Stock from 50,000,000 shares to 200,000,000 shares; and

2.          An Amendment to the Company’s Articles of Incorporation to authorize the Board of Directors, without the further consent of the shareholders, to change the corporate name from “Tempco, Inc.” to another name selected by them that in their judgment would better reflect our identity after the Company completes a business combination with an operating business entity.

On August 5, 2010, shareholders representing approximately 50.1% of the voting power of our Common Stock delivered to us written consents via proxy in lieu of a special meeting of shareholders adopting the Amendments to our Articles of Incorporation.

This Information Statement is being mailed on or about September 9, 2011, to the holders of record of our Common Stock on August 24, 2011 (the “Record Date”), the record date set by our Board of Directors for determining the shareholders eligible to receive this Information Statement.  As of the Record Date, there were 11,490,811 shares of our Common Stock outstanding.  This Information Statement is being distributed to you, our shareholders, in accordance with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Information Statement describes in further detail the changes to our Articles of Incorporation.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC) under the Exchange Act, the Reverse Split Amendment will not become effective until twenty calendar days following the date on which this Information Statement is sent to our shareholders.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Fred Burstein________________________

FRED BURSTEIN

Chief Executive Officer

ACTION BY OUR BOARD OF DIRECTORS AND CONSENTING SHAREHOLDERS

Description of Increased Authorized Shares Amendment

The Company’s Articles of Incorporation are being amended to increase the authorized number of shares of the Company’s Common Stock from 50,000,000 to 200,000,000 (the “Increased Authorized Shares Amendment”).  The first sentence of Article Fourth of the Company’s Articles of Incorporation is to be deleted in its entirety and following sentence is substituted in lieu thereof:

“The authorized capital stock of the Corporation is two hundred ten million (210,000,000) shares divided into two hundred million (200,000,000) shares of common stock, par value $.005 per share, and ten million (10,000,000) shares of preferred stock, par value $.01 per share.”

The proposed Certificate of Amendment is attached hereto as Exhibit A.

Reason for Increased Authorized Shares Amendment

Currently, the Company has 50,000,000 shares of Common Stock authorized, of which 11,490,811 shares are issued and outstanding as of the record date, and an additional 3,857,287 shares are reserved for issuance upon the exercise of presently outstanding stock purchase rights.  There are also authorized 10,000,000 shares of preferred stock, none of which are issued and outstanding.

As has been previously reported, the Company is a “shell company” whose only business activity is to seek to combine with another entity engaged in actual business operations. Such a combination is likely to take the form of a “reverse merger”, in which the owners of the other entity would acquire a majority of the shares outstanding upon the consummation of the transaction. In the judgment of the Board of Directors that number of shares presently authorized is not sufficient to permit the Company to accomplish such a combination, to raise additional funds for continued operations after the “reverse merger”, to offer shares or options to purchase shares to key employees or to acquire other businesses.  Therefore, shareholder consent to the Increased Authorized Shares Amendment is believed to be essential to the Company’s ability to find and consummate a combination with an operating business entity.  The Board believes that it is advisable and in the best interests of the Company to have available additional authorized but unissued shares of Common Stock and preferred stock in amounts adequate to provide for the Company’s future needs as may be determined from time to time in the exercise of judgment by its Board of Directors.  The unissued shares of the Common Stock and preferred stock will be available for issuance for time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with financing and acquisitions transactions. The Board of Directors would be able to authorize the issuance of shares for these transactions without the necessity, and related costs and delays, of seeking and obtaining the consent of the shareholders to an increase in the authorized capital.  If, in a particular transaction, shareholder approval were required by law or otherwise deemed advisable by the Board of Directors, then the matter would be referred to the shareholders for their approval notwithstanding that the Company may have requisite number of shares to consummate the transaction.  There will be a dilutive effect from the issuance of shares in connection with a business combination, a financing involving the sale of equity in the Company or otherwise as is typically the case with publicly held operating companies.

Upon issuance, the additional shares of authorized Common Stock would have rights identical to the currently outstanding shares of Common Stock.  Adoption of the Increased Authorized Shares Amendment to our Articles of Incorporation alone, without further action by the Board of Directors, would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders.

To the extent that the additional authorized shares of capital stock are issued in the future, they may decrease existing shareholders’ percentage equity ownership, could be dilutive to the voting rights of existing shareholders and, depending on the price at which they are issued, have a negative effect on the market price of the Common Stock. Current shareholders have no preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership thereof.

The Company could also use the additional shares of capital stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although the Company has no present plans to do so.  The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect the Company’s business and financial results.

The Increased Authorized Shares Amendment is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any agreement or the Articles of Incorporation or the Bylaws of the Company.  However, the Company’s shareholders should note that the availability of additional authorized and unissued shares of capital stock could make any attempt to gain control of the Company or the Board of Directors more difficult or time consuming.  The Company could use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company.  Although this proposal to increase the authorized number of shares of capital stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

Description of Name Change Amendment

The second Amendment to our Articles of Incorporation is to authorize the Board of Directors, without further shareholder consent of shareholders, to change the corporate name from “Tempco, Inc.” to another name selected by them that in their judgment would better reflect our identity after the Company completes a business combination with an operating business entity (the “Name Change Amendment”).  The text of a new Article SEVENTEENTH to be added to the Company’s Articles of Incorporation is as follows:

SEVENTEENTH.  The Board of Directors of this corporation shall have the authority, without the further consent of the shareholders, to change the name of the corporation from Tempco, Inc. to such other name as the Board of Directors may deem appropriate and in the best interests of the shareholders of this corporation in their discretion and judgment and that would better reflect the Company’s identity after the Company completes a business combination with an operating business entity.

Reason for Name Change Amendment

As has discussed above and as has been previously reported, the Company is a “shell company” whose only business activity is to seek to combine with another entity engaged in actual business operations. Such a combination is likely to take the form of a “reverse merger”, in which the owners of the other operating business entity would acquire a majority of the shares outstanding upon the consummation of the transaction. The identity of the Company would then take on that of the operating business entity.  In the judgment of the Board of Directors, the corporate name of the Company would then need to be changed to reflect a name that is more conducive and appropriate to that of the operating entity.  The Company does not know when or if it will be able to complete such a business combination, but believes it would be beneficial for our Board of Directors to have the authority to change the corporate name quickly, without having to hold a shareholders’ meeting after the completion of the business combination.  The Board of Directors believes that if the authorization to change the corporate name were to be postponed until a specific a reverse merger or business combination with an operating entity were to occur, the Company could avoid the delay and expense incident to obtaining the approval of the Company’s shareholders at that time.

There is nothing in our Articles of Incorporation or Bylaws that currently restricts the Company from adopting an amendment to our Articles of Incorporation to grant our Board of Directors the authority and discretion to change the corporate name of the Company.  In addition, there are no restrictions under Nevada corporate law that would prohibit our shareholders from adopting an amendment to our Articles of Incorporation that grants our Board of Directors the sole ability to change our corporate name.  Moreover, under Section 78.037 of the Nevada Revised Statutes, a corporation’s Articles of Incorporation may contain provisions that create or grant certain rights or powers of a corporation to its board of directors.  The Name Change Amendment merely grants our Board of Directors the ability to change the corporate name of the Company to a name chosen by it when the Company completes a business transaction with an operating business entity.

While shareholder consent to the Name Change Amendment was not believed to be critical to the Company’s ability to find and consummate a combination with an operating business entity, the Board nevertheless believes that it is advisable and in the best interests of the Company to have the ability to change our corporate name promptly and make for a smooth transition to the future direction of the Company.

Approval by Board of Directors

On June 4, 2010, the Board of Directors adopted a resolution setting forth the proposed terms of the Increased Authorized Shares Amendment and the Name Change Amendment and declared it advisable and in the best interests of the Company and its stockholders to adopt such resolutions.  Pursuant to Section 78.390 of the Nevada Revised Statutes, once a board of directors has adopted a resolution setting forth an amendment to a corporation’s Articles of Incorporation, the amendment requires the approval of shareholders holding a majority of the voting stock of the corporation.  As of the Record Date, the Common Stock was the Company’s only class of outstanding voting stock.

Approval by Shareholders

Pursuant to Section 78.390 of the Nevada Revised Statutes, the Increased Authorized Shares Amendment and the Name Change Amendment must be approved by the holders of a majority of the aggregate voting power of the Common Stock.  In order to obtain the required approval of the our shareholders, we could have either convened a special meeting of the shareholders of the Common Stock for the specific purpose of voting on the Amendments, or we could have sought the written consent from the holders of a majority of the aggregate voting power of the Common Stock.  In order to eliminate the costs and management time involved in holding a special meeting, we determined to utilize the written consent of the holders of a majority of the aggregate voting power of the Common Stock.  Prior to seeking written consents from certain shareholders, the Company filed a proxy statement with the SEC and delivered a definitive proxy statement to those shareholders.  The elimination of the need for a special meeting of shareholders is made possible by Section 78.320 of the Nevada Revised Statutes, which provides that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting provided that a consent, in writing, setting forth the action so taken is signed by shareholders having at least the minimum number of votes that would be necessary to authorize such action at a meeting. Under Nevada law, a vote of the majority of our issued and outstanding shares of Common Stock was required to approve the Increased Authorized Shares Amendment and the Name Change Amendment.

On August 5, 2010, the written consents via proxy of the holders of the majority of our issued and outstanding shares were received by our corporate Secretary, authorizing our Board of Directors and officers to take all actions necessary to cause the certificate amendment to be filed with the Office of the Secretary of State of the State of Nevada. Nevada law requires us to notify each stockholder who has not consented to the action in writing and who, if the action had been taken at a meeting would have been entitled to vote at the meeting, of the action taken by written consent.

Dissenters Rights of Appraisal

The right to judicial appraisal of your shares of Common Stock is not applicable under Nevada law to either the Increased Authorized Share Amendment or the Name Change Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 15, 2011, concerning the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock; (ii) each Director; (iii) the Company's executive officers; and (iv) all directors and executive officers of the Company as a group. To the knowledge of the Company, all persons listed in the table have sole voting and investment power with respect to their shares, except to the extent that authority is shared with their respective spouse under applicable law.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number		Percent
Anthony Silverman	2,184,140	(3)	18.6%
Fred Burstein	918,804	(3)(4)	7.4%
Andrew Ecclestone	250,000	(3)	2.1%
All directors and executive officers as a group	3,352,944	(3)(4)	29.4%
To Be Limited Partnership	1,300,100		11.3%
Laurus Capital Management LLC	801,923	(5)	6.8%

________________________

(1)

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 11,490,016 shares of Common Stock outstanding as of August 15, 2011.

(2)

The address of each of the beneficial owners is as follows: Andrew Ecclestone, 69 Lord Seaton Road, North York, ON M2P 1K6; Fred Burstein, 510 First Avenue North, Suite 600, Minneapolis, Minnesota 55403; Anthony Silverman, 7625 E. Via Del Reposo, Scottsdale, Arizona 85258; Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, New York 10022; and To be Limited Partnership, c/o Harvey Belfer, 6019 East Indian Bend, Paradise Valley, Arizona 85253.

(3)	Includes 250,000 shares of common stock underlying options that were exercisable on August 15, 2011.
(4)	Includes 600,000 shares of common stock underlying options that were exercisable on August 15, 2011.
(5)	Includes 350,000 shares of common stock underlying warrants that were exercisable on August 15, 2011.

FORWARD LOOKING STATEMENTS

This Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements by the Company of expectations, anticipations, beliefs, plans, intentions, targets, estimates, or projections and similar expressions relating to the future are forward-looking statements within the meaning of these laws. Forward-looking statements in some cases can be identified by their being preceded by, followed by or containing words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" and other similar expressions. Forward-looking statements are based on assumptions and assessments made by the Company's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of the Company's future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

DATED:  September 1, 2011

By Order of the Board of Directors

__/s/ Fred Burstein_______________

Fred Burstein, Chief Executive Officer

Exhibit A

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

TEMPCO, INC.

Pursuant to Section 78.385 and 78.390 of the Nevada Revised Statutes, the undersigned corporation, Tempco Tech, Inc., a Nevada corporation, submits the following Certificate of Amendment for filing:

1. The name of the corporation is Tempco, Inc.

2. The first sentence of Article Fourth of the Company’s Articles of Incorporation is to be deleted in its entirety and following sentence is substituted in lieu thereof:

“The authorized capital stock of the Corporation is two hundred ten million (210,000,000) shares divided into two hundred million (200,000,000) shares of common stock, par value $.005 per share, and ten million (10,000,000) shares of preferred stock, par value $.01 per share.”

3. The new Article SEVENTEENTH is to be added to the Company’s Articles of Incorporation as follows:

SEVENTEENTH.  The Board of Directors of this corporation shall have the authority, without the further consent of the shareholders, to change the name of the corporation from Tempco, Inc. to such other name as the Board of Directors may deem appropriate and in the best interests of the shareholders of this corporation in their discretion and judgment and that would better reflect the Company’s identity after the Company completes a business combination with an operating business entity.

4. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is:  50.1%.

IN WITNESS WHEREOF, Tempco, Inc., a Nevada corporation, has caused this Certificate of Amendment to be signed in its name and on its behalf, on this ____ day of _________, 2011.

TEMPCO, INC., a Nevada corporation

_____________________________

Fred Burstein, President